Exhibit 21.1

List of Principal Subsidiaries and Variable Interest Entity of the Registrant

Principal Subsidiaries	Place of Incorporation
Tuya (HK) Limited	Hong Kong

Tuya Smart Inc.	U.S.

Tuya Global Inc.	U.S.

Tuyasmart (Colombia) S.A.S	Colombia

Tuya GmbH	Germany

Tuya Japan Co., Ltd.	Japan

Tuyasmart (India) Private Limited	India

Hangzhou Tuya Information Technology Co., Ltd.	PRC

Zhejiang Tuya Smart Electronics Co., Ltd.	PRC

Variable Interest Entity	Place of Incorporation
Hangzhou Tuya Technology Co., Ltd.	PRC